EXHIBIT 99.2

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Awarded Recycling Contract
By Sacramento Municipal Utility District

Minneapolis, MN—June 22, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced it has received a contract for recycling the old, inefficient but working refrigerators and freezers of California customers served by the Sacramento Municipal Utility District.

The contract for this residential energy conservation program, which extends through the end of this year, is valued at approximately $1 million. ARCA expects to recognize these revenues in the third and fourth quarters of 2006.

Edward R. (Jack) Cameron, president and chief executive officer, said:  “We are pleased to count the Sacramento Municipal Utility District as our newest recycling customer. We believe the district’s decision to work with ARCA is another sign of heightening interest by electric utilities in residential energy conservation programs.”

About ARCA

ARCA (www.arcainc.com) is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2006, ApplianceSmart is operating 13 factory outlets:  five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.